EXHIBIT 16.1

Yusufali & Associates, LLC

Certified Public Accountants

55 Addison Drive

Short Hills, NJ 07078

November 14, 2024

United States Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, N.E.

Washington, D.C. 20549

Re: Goldenwell Biotech, Inc.

Ladies and Gentleman:

We have read the statements under Item 4.01 in the Form 8-K dated November 14, 2024, of Goldenwell Biotech, Inc .a Nevada corporation (the “Company”) to be filed with the Securities and Exchange Commission, and we agree with such statements therein as related to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the Form 8-K.

Sincerely,

Yusufali & Associates, LLC Certified Public Accountants Short Hills, NJ